Exhibit 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	SECOND QUARTER 2004

THINKING ABOUT SELLING YOUR UNITS?

The First Quarter 2004 Newsletter gave important information to investors who are considering the sale of their DiVall units on the secondary market. One of the paragraphs briefly discussed “reading the fine print” and reads as follows: “It is important that you thoroughly read the offers that are sent to you. The fine print can be difficult to understand and sometimes misleading. One area that seems to often lead to confusion/misunderstanding is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and the units are transferred. Watch closely when evaluating an offer.”

. . . PERIL TO YOUR POCKETBOOK CAN HIDE IN THE FINE PRINT . . .

Most offers have fine print that states distributions paid to the investor past a certain date belong to the buyer. In most cases investors are unaware of this until their settlement check is much less than they expected. It is even more important to “read the fine print” during times when a large return of capital payment is made, (similar to the one that accompanies this newsletter). Here is an example of “fine print” from a recent tender offer:

“All distributions paid or declared by the Partnership on or after May 5, 2004 will belong to the buyer.” This offer was received by investors in early June.

continued on page 2 . . .

DISTRIBUTION HIGHLIGHTS

•	$1,085,000 total amount distributed for the Second Quarter 2004 which is $660,000 higher than originally projected primarily due to the “return of capital” from the Miami Subs sale.

•	$23.44 per unit (approx.) for the Second Quarter 2004, of this approximately $14.26 is “return of capital”. The annualized “operating return” (net of the return of capital) is 8%.

•	$1,257 to $1,108 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE
Thinking About Selling Your Units continued	2
Property Highlights	2
Questions & Answers	3
Contact Information	3
Monthly Updates of Secondary Market Activity	3

Page 2	DiVall 2	2 Q 04

continued from page 1 . . .

In this case if an investor with 10 units were to sell their units effective August 1, 2004, the following distributions would have been lost from their sales proceeds:

First Quarter $89.70 ($8.97 per unit) payable on May 14, 2004

Second Quarter $234.40 ($23.44 per unit) payable on August 13, 2004

. . . A BUYER’S RETROACTIVE CLAIMS CAN BE COSTLY. . .

The buyer will also take the pro-rated portion of the November 15, 2004 distribution that is owed to the investor. The November distribution is for the months of July, August, & September. If the sale was effective August 1st, the investor was still active during July and would be issued, by us, a distribution check for the month of July. However, the buyer will deduct the amount of the check we issue to the seller.

As you can see, that totals over a $300 deduction from your final check from the buyer, almost an entire year of distributions paid to the investor. So your apparent sale at $350 per unit, could actually net you less than $320 per unit.

As always, if you have any questions or concerns regarding an offer you received in the mail, please do not hesitate to contact our office. If you would like monthly updates on secondary market prices refer to page 3 of this newsletter on how to get signed up.

PROPERTY HIGHLIGHTS

Property Sales

$	Palm Beach, FL (currently operated as a Miami Subs restaurant) The sale of this property closed on June 18, 2004. The net sales proceeds will be distributed with the August 13, 2004 distribution.

The property’s tenant, Miami Subs, was delinquent at June 30, 2004 in the amount of $33,000. The delinquent amount represents past due rent and real estate taxes as well as late fees charged to the tenant. We have filed suit against Miami Subs and they were served papers on June 11, 2004. Miami Subs has offered to satisfy all amounts outstanding by making $3,000 monthly installments. This is unacceptable to the partnership and settlement negotiations, as well as litigation, continue at this time.

Litigation Issues

$	Popeye’s (Park Forest, IL) This tenant was delinquent at June 30, 2004 in the amount of $208,000. This amount includes delinquent percentage rent for 2001 and 2002 ($103,000), related late fees ($73,000), and delinquent property taxes (approximately $32,000).

The Partnership commenced legal action against Popeye’s last year, and in February we were granted a court order allowing the Partnership to remove Popeye’s and gain possession of the property if we choose to do so.

Since April 22, 2004, the tenant has paid $100,000 toward its past due balances. We expect to have the entire matter resolved in the Third Quarter.

Page 3	DiVall 2	2 Q 04

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the Third Quarter of 2004 is scheduled to be mailed on November 15, 2004.

•	What was the December 31, 2003 net asset value?

Approximately $440 per unit. The sale of Miami Subs (after the 2003 valuation date) reduces the net asset value by $13 per unit.

•	If I have questions or comments, how can I reach your office?

You can reach us at our new address, listed below, effective March 1, 2004.

MAIL:	DiVall Investor Relations
c/o The Provo Group, Inc.
1100 Main Street, Suite 1830
Kansas City, MO 64105

PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224

FAX:	(816) 221-2130

E-MAIL:	mevans@theprovogroup.com

•	I’ve moved how do I update my account registration?

Please mail or fax to us a signed letter stating your new address and telephone number. Updates will not be accepted over the telephone or via voicemail messages.

To receive monthly updates of Secondary Market pricing for the

DiVall Insured Income Properties 2, L.P. please

email your email address to Investor Relations at

mevans@theprovogroup.com and you will be

emailed with the most updated prices for

sales of the DiVall 2 units as they happen.

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2004

	PROJECTED	ACTUAL	VARIANCE
	2ND QUARTER 06/30/2004	2ND QUARTER 06/30/2004	BETTER (WORSE)
OPERATING REVENUES
Rental income	$461,450	$467,365	$5,915
Interest income	2,500	2,463	(37)
Bankruptcy claim	0	0	0
Net gain on sale of property	0	210,554	210,554
Property Taxes Reimbursement	0	75,000	75,000
Other income	0	4,310	4,310

TOTAL OPERATING REVENUES	$463,950	$759,691	$295,741

OPERATING EXPENSES
Insurance	$9,690	$9,580	$110
Management fees	51,723	51,692	31
Overhead allowance	4,173	4,184	(11)
Advisory Board	2,625	3,500	(875)
Administrative	33,670	34,069	(399)
Professional services	14,700	12,977	1,723
Auditing	22,500	18,770	3,730
Legal	12,000	12,513	(513)
Property Expenses	18,003	14,810	3,193

TOTAL OPERATING EXPENSES	$169,084	$162,096	$6,988

INVESTIGATION AND RESTORATION EXPENSES	$0	$172	$(172)

NON-OPERATING EXPENSES
Uncollectible Receivables	$0	$15,179	$(15,179)
Depreciation	66,144	65,357	787
Amortization	3,198	3,198	(0)

TOTAL NON-OPERATING EXPENSES	$69,342	$83,735	$(14,393)

TOTAL EXPENSES	$238,426	$246,002	$(7,576)

NET INCOME	$225,524	$513,688	$288,164

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	69,342	68,555	(787)
Recovery of amounts previously written off	0	(4,310)	(4,310)
Net gain on sale of property	0	(210,554)	(210,554)
(Increase) Decrease in current assets	223,531	(21,374)	(244,905)
Increase (Decrease) in current liabilities	16,915	(2,004)	(18,919)
(Increase) Decrease in cash reserved for payables	(17,817)	(15,051)	2,766
Current cash flows advanced from (reserved for) future distributions	(89,500)	150,500	240,000

Net Cash Provided From Operating Activities	$427,995	$479,450	$51,455

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,000)	(900)	100
Recovery of amounts previously written off	0	4,310	4,310
Net cash proceeds from sale of property	0	606,367	606,367

Net Cash (Used In) From Investing And Financing Activities	$(1,000)	$609,776	$610,776

Total Cash Flow For Quarter	$426,995	$1,089,227	$662,232

Cash Balance Beginning of Period	738,451	994,086	255,635
Less 1st quarter distributions paid 5/04	(425,000)	(415,000)	10,000
Change in cash reserved for payables or future distributions	107,317	(135,449)	(242,766)

Cash Balance End of Period	$847,763	$1,532,864	$685,101

Cash reserved for 2nd quarter 2004 L.P. distributions	(425,000)	(1,085,000)	(660,000)
Cash reserved for payment of accrued expenses	(100,407)	(123,525)	(23,118)
Cash advanced from (reserved for) future distributions	(270,500)	(270,500)	0

Unrestricted Cash Balance End of Period	$51,856	$53,839	$1,983

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$425,000	$1,085,000	$660,000
Mailing Date	08/13/2004	(enclosed )	—

*	Refer to distribution letter for detail of quarterly distribution.

Bruce A. Provo

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2004 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF JUNE 30, 2004

PORTFOLIO                        (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN
APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER	OGDEN, UT	646,425	107,750	16.67%						646,425	107,750	16.67%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET	PHOENIX, AZ	865,900	66,000	7.62%		221,237	0	0	0.00%	1,087,137	66,000	6.07%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S All SPORTS CAFÉ (2)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS (3)	PALM BEACH, FL	0	28,000	3.77%							28,000	3.77%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
3:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date was in June 2004.
4:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2004 PROJECTED PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF JUNE 30, 2004

PORTFOLIO                        (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET (4)	GRAND FORKS, ND	739,375	33,000	4.46%						739,375	33,000	4.46%

WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%

WENDY’S	CHARLESTION, SC	580,938	77,280	13.30%						580,938	77,280	13.30%

WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%

WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%

WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%

WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%

WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%

WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%

WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%

WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%
PORTFOLIO TOTALS		14,861,470	1,694,908	11.40%		640,021	69,606	0	0.00%	15,501,491	1,694,908	10.93%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2004.
2:	Hickory Park's lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona's, until a
5	year lease was directly executed with them. The new lease was effective March 2003.
3:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date was in June 2004.
4:	The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.